BARBARA K. CEGAVSKE Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class of Series (PURSUANT TO NRS 78.1955)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170054030-63 Filing Date and Time 02/03/2017 7:38 AM Entity Number E0385202010-4
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Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to Nevada Revised Statutes 78.1955 – After Issuance of Class or Series)

1) Name of corporation:
Rich Pharmaceuticals, Inc.

2) Stockholder approval pursuant to statue has been obtained.

3) The class or series of stock being amended:
Series A Preferred Stock

4) By resolution adopted by the board of directiors, the certificate of designation is being amended as follows or the new class or series is:

SERIES A PREFERRED STOCK

On behalf of Rich Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resoltuion has been duly adopted by the board of directors of the Corporation (the “Board”);

RESOLVED, that, pursuant to the authority granted to and vested in the Board Board by the provisions of the articles of incorporation of the Corporation SEE ATTACHED

5) Effective date of filing: (optional)

6) Signature: /s/ Ben Chang

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AMENDED CERTIFICATE OF DESIGNATION

OF

RICH PHARMACEUTICALS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES A PREFERRED STOCK

On behalf of Rich Pharmaceuticals, Inc., a. Nevada corporation. (the "Corporation"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"). there hereby is created out of the ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Corporation authorized by Article III of the Articles or Incorporation ("Preferred Stock"), a series of Series A Preferred Stock, consisting of six million (6,000,000) shares, which series shall have. the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights .and limitations of the Series A Preferred. Stock are as follows:

1.                  Designation; Rank. This series of Preferred Stock shall be designated and known as "Series A Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be six million (6,000,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding. up and dissolution, rank pari passu to the common stock, par value $0.001 per share {the "Common Stock").

2.                  Dividends. The holders of shares of Series A Preferred Stock have no. dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3.                  Liquidation Preference.

a.                   In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Preferred . stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock.

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b.                  A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation. by another entity by means of any transaction or series related transactions (including, without limitation, a reorganization, consolidated or merger) that results the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

4.                  Voting. The holders of Series A Preferred Stock shall have the right to cast one thousand (l,000) votes for each one (1) share held of record on all matters submitted to a vote of holders of the Corporation's common stock, including the election of directors, and all other matters as required by law. There is. no right to cumulative voting in the election of directors. Tile holders of Series A Preferred Stock shall vote together with all other classes .and series or common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law and cannot be modified by this Certificate of Designation.

IN WITNESS WHEREOF the undersigned has signed this Designation this 31st day of January, 2017.

RICH PHARMACEUTICALS, INC.

By: /s/ Ben Chang

Name: Ben Chang

Title: CEO

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